SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ANNEXON, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ANNEXON, INC.

180 Kimball Way, Suite 200

South San Francisco, CA, 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 2, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Annexon, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 2, 2021 at 9:00 a.m. Pacific Daylight Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/ANNX2021 by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

The annual meeting will be held for the following purposes:

1.

To elect the two nominees for director named herein to serve as Class I directors to hold office until the 2024 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 5, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Wednesday, June 2, 2021 at 9:00 a.m. Pacific Daylight Time via the Internet.

The proxy statement and annual report to stockholders

are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Douglas Love

President and Chief Executive Officer

South San Francisco, California

April 22, 2021

You are cordially invited to attend the virtual meeting via the internet. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote at the virtual meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ANNEXON, INC.

180 Kimball Way, Suite 200

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Annexon, Inc. (sometimes referred to as the “Company” or “Annexon”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 23, 2021 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 2, 2021 at 9:00 a.m. Pacific Daylight Time virtually at www.virtualshareholdermeeting.com/ANNX2021. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Information on how to vote virtually at the annual meeting is below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 5, 2021 will be entitled to vote at the annual meeting. On this record date, there were 38,240,150 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 5, 2021 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class I directors; and

•	Ratification of selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of our Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote even if you have already voted by proxy.

•

To vote during the virtual annual meeting, go to www.virtualshareholdermeeting.com/ANNX2021 to vote your shares during the Annual Meeting. You will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690- 6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 1, 2021 to be counted.

•

To vote through the internet before the annual meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 1, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Annexon.

Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the virtual annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the virtual annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of our Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Annexon’s Secretary prior to or at the Annual Meeting.

•	You may attend the virtual annual meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How do I attend the annual meeting?

The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. Pacific Daylight Time. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the annual meeting in advance of the designated start time.

To attend the annual meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/ANNX2021 using the 16-digit control number on the proxy card or the instructions that accompanied your proxy materials.

Can I submit questions in advance or during the annual meeting?

Stockholders may submit questions in writing in advance or during the annual meeting at the following website: www.virtualshareholdermeeting.com/ANNX2021. Stockholders will use their 16-digit control number which is included on their proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2021, to Annexon’s Secretary at 180 Kimball Way, Suite 200, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 2, 2022, and no later than March 4, 2022; provided, however, that if our 2022 annual meeting of stockholders is held before May 3, 2022, or after August 1, 2022, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Submissions for director nomination must include (1) the full name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by our Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), as well as certain information related to any stockholder proposing such nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal 1, to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors.	Not applicable	No	None

2	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	The affirmative vote of the holders of a majority of the votes cast.	Not applicable	Yes	Not applicable

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of both nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the issued and outstanding shares entitled to vote are present in person, or by remote communication, or represented by proxy. On the record date, there were 38,240,150 shares outstanding and entitled to vote. Thus, the holders of 19,120,076 shares must be present in person, or by remote communication, or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present in person, or by remote communication, or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board presently has six members and six authorized Board seats. There are two directors in the class whose term of office expires in 2021: William H. Carson and Muneer A. Satter, each of whom is a nominee for director and who have served on our Board since February 2021 and December 2014, respectively. The current Class II directors, whose term will expire at the 2022 annual meeting, are Jung E. Choi and Ricky Sun; and the current Class III directors, whose term will expire at the 2023 annual meeting, are Thomas G. Wiggans and Douglas Love. If elected at the annual meeting, each of the Class I nominees would serve until the 2024 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation or removal. On April 19, 2021, in order to allocate directors among classes in as nearly equal in number as possible, Dr. Sun resigned as a Class I director, Mr. Love resigned as a Class II director, and the Board appointed Dr. Sun as a Class II director and Mr. Love as a Class III director, each effective as of the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person, or by remote communication, or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Annexon. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of April 5, 2021 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
William H. Carson	62	Class I
Jung E. Choi	51	Class II
Douglas Love	53	Class III
Muneer A. Satter.	60	Class I
Ricky Sun	47	Class II
Thomas G. Wiggans	69	Class III

NOMINEES FOR ELECTION TO CLASS I EXPIRING AT THE 2021 ANNUAL MEETING

William H. Carson, M.D., has served as a member of our board of directors since February 2021. Dr. Carson has served as the Chairman of the board of directors of Otsuka Pharmaceutical Development & Commercialization, Inc., a privately-held healthcare company, since January 2020. From 2002 to 2019, Dr. Carson held various executive leadership roles at Otsuka, most recently as president and CEO from 2010 to 2019. Prior to that, he worked at the Pharmaceutical Research Institute at Bristol-Myers Squibb from 1998 to

2002 and was on faculty at the Medical University of South Carolina in the Department of Psychiatry and Behavioral Sciences from 1988 to 1998.

Dr. Carson is also a member of the boards of directors of Excision Biotherapeutics, Inc., a privately-held biotechnology company, and Saama Technologies, Inc., a privately-held clinical analytics company, and previously served on the board of Prevail Therapeutics, Inc., a publicly-held biotechnology company, until its acquisition by Eli Lilly. Dr. Carson also serves on the board of directors of Internet2, a not-for-profit United States computer networking consortium, and as an advisor to Artis Ventures, a venture capital firm that focuses on health and technology innovations. Dr. Carson is also chairman of the Sozosei Foundation, the philanthropic arm of Otsuka America Pharmaceutical, Inc., and Board Chair Emeritus of the Sphinx Organization, which is dedicated to diversity in the arts. Dr. Carson received a B.A. in History and Science from Harvard College and an M.D. from Case Western Reserve University School of Medicine, followed by his residency in psychiatry at Tufts / New England Medical Center. We believe Dr. Carson is qualified to serve on our board of directors due to his educational background and his experience in the biotechnology field.

Muneer A. Satter has served as a member of our board of directors since December 2014. Mr. Satter manages Satter Investment Management, a private investment firm and family office. He also manages the Satter Foundation, a private family foundation. Prior to Satter Investment Management, Mr. Satter was a partner at Goldman Sachs where he spent 24 years in various roles, most recently as the Global Head of the Mezzanine Group in the Merchant Banking Division, where he raised and managed over $30 billion of assets and was also Chairman of the Risk Committee overseeing $80 billion of assets. Mr. Satter served as Chairman of the board of directors of Aerpio Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, from October 2013 to June 2020 as Chairman of the board of directors of Akebia Therapeutics, Inc. from May 2013 to December 2018 and was Co-Chairman and a director of Vital Therapies, Inc. from October 2012 to October 2018. He is also Vice Chairman of the Goldman Sachs Foundation and GS Gives, serves on the Board of Advisors of the American Enterprise Institute and on the boards of directors of Accelerate Institute, the Navy SEAL Foundation, and Northwestern Medical Group, and is on the Board of Trustees of the US Olympic and Paralympic Foundation. He previously served on the Board of Trustees of Northwestern University where he was chairman of the Finance Committee. Mr. Satter received a B.A. in Economics from Northwestern University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. We believe that Mr. Satter is qualified to serve on our board of directors due to his experience in the financial industry, his experience as a board member of biotechnology and pharmaceutical companies and his experience as an investor in life sciences companies.

CLASS II DIRECTORS

CONTINUING IN OFFICE UNTIL 2022 ANNUAL MEETING

Jung E. Choi has served as a member of our board of directors since June 2020. Since April 2015, Ms. Choi has served as Chief Business and Strategy Officer of Global Blood Therapeutics, Inc., a publicly-held biopharmaceutical company, responsible for corporate strategy, business development, patient advocacy, and government affairs. From April 2014 to March 2015, Ms. Choi served as Senior Vice President, Corporate Development for InterMune, Inc., a biotechnology company (acquired by Roche Holding AG in 2014), and served as an adviser on strategy and business development to InterMune from March 2013 to April 2014. Prior to joining InterMune, from February 2011 to March 2013, Ms. Choi led corporate and business development for Chimerix, Inc., a biopharmaceutical company, as a consultant and Senior Vice President, Corporate Development. Prior to that, from August 2001 to August 2010, Ms. Choi held various management positions at Gilead Sciences, Inc., a publicly-held biopharmaceutical company, including leadership of business development, licensing, and mergers and acquisition activities. During her tenure at Gilead Sciences, Ms. Choi built and oversaw the corporate development group, and led the U.S. commercial launch of Hepsera® for the treatment of the hepatitis B virus. Ms. Choi received her B.A. in human biology and an M.B.A. from Stanford University. We believe that Ms. Choi is qualified to serve on our board of directors due to her experience as an executive of biotechnology companies.

Ricky Sun, Ph.D., has served as a member of our board of directors since December 2018. Dr. Sun joined Bain Capital Life Sciences, LP in August 2016 and has been a Managing Director since January 2021. Prior to joining Bain Capital, he was a Director of Corporate Development and Strategy at Biogen Inc., a publicly-held biotechnology company, from January 2013 to July 2016. Prior to Biogen, Dr. Sun served as a Vice President at BlackRock, Inc., as a member of the Fundamental Equity division of BlackRock’s Alpha Strategies Group and senior analyst for BlackRock’s Fundamental Large Cap Growth equity team, covering the health care sector. Prior to that, he was a senior healthcare analyst at Citadel LLC and Alyeska Investment Group, L.P. in Chicago from May 2010 to December 2011, and worked as a pharmaceuticals equity research analyst on Wall Street from September 2006 to July 2007, spending time at Lehman Brothers Holdings Inc. and Morgan Stanley. Dr. Sun began his career as a senior scientist at Ironwood Pharmaceutical, Inc. from January 2002 to July 2009, where he was involved in the discovery and development of the drug Linzess for irritable bowel syndrome. Dr. Sun serves as a director of Arcutis Biotherapeutics, Inc., a publicly-held biopharmaceutical company, Savara, Inc., a publicly-held biopharmaceutical company, and ViaCyte, Inc., a privately-held regenerative medicine company. Dr. Sun received a B.A. in chemistry, summa cum laude, from Berea College, an M.B.A. from New York University Stern School of Business, where he was a Mildred Elperin Scholar, and a Ph.D. degree in Chemistry and Chemical Biology from Harvard University. He was also an NIH post-doctoral fellow in Biological Chemistry & Molecular Pharmacology at Harvard Medical School. We believe that Dr. Sun is qualified to serve on our board of directors due to his educational background and his experience in the financial industry.

CLASS III DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Douglas Love has served as our President and Chief Executive Officer and as a member of our board of directors since December 2014. Prior to joining Annexon, from 2008 to April 2013, he served as Head of Operations & Strategic Alliances for Elan Pharmaceuticals, Inc., a biopharmaceutical company, where he led the Tysabri® multiple sclerosis franchise, and Elan’s Alzheimer’s Immunotherapy Program, which was licensed to Johnson & Johnson. From 2006 to 2008, he served as Head of Strategic Alliances, Business Development & Business Integration for Elan. Prior to joining Elan, Mr. Love served as an associate at the law firm Orrick, Herrington & Sutcliffe LLP, Corporate Counsel at Amgen, Inc. and as Section Corporate Counsel at Genentech, Inc., where he led the BioOncology Healthcare Law Group. Mr. Love received a B.S. in business administration from the University of Southern California and a J.D. with great distinction from McGeorge School of Law. We believe that Mr. Love is qualified to serve on our board of directors due to the valuable expertise and perspective he brings in his capacity as our President and Chief Executive Officer and because of his extensive experience and knowledge of our industry.

Thomas G. Wiggans has served as a member of our board of directors since February 2017. Mr. Wiggans founded Dermira, Inc., a publicly-held pharmaceutical company, in August 2010 and has served as its Chief Executive Officer since September 2010 and on its board of directors since October 2014. Mr. Wiggans has also served on the boards of various industry organizations, educational institutions and private and public companies, including service on the boards of directors of Onyx Pharmaceuticals from March 2005 until its acquisition by Amgen Inc. in October 2013, Sangamo Biosciences, Inc. from June 2008 until June 2012, Somaxon Pharmaceuticals, Inc. from June 2008 until May 2012 and as Chairman of the board of directors of Excaliard Pharmaceuticals, Inc. from October 2010 until its acquisition by Pfizer, Inc. in December 2011. From October 2007, Mr. Wiggans served as Chairman of the board of directors of Peplin, Inc. and in July 2007, he became its Chief Executive Officer, and he served in these positions until Peplin’s acquisition by LEO Pharma A/S in November 2009. Previously, Mr. Wiggans served as Chief Executive Officer of Connetics Corporation from July 1994, and as Chairman of the board of directors of Connetics from January 2006, and he served in these positions until December 2006 when Connetics was acquired by Stiefel Laboratories, Inc. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc. From 1980 to 1992, Mr. Wiggans served at Ares-Serono S.A. in various management positions including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans began his career with Eli Lilly & Company. In addition, Mr. Wiggans is a member of the board of directors of the Biotechnology Innovation Organization and is a member of the board of trustees of the University of Kansas Endowment Association. Mr. Wiggans received a B.S. in pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. We believe that Mr. Wiggans is qualified to serve on our board of directors due to his experience as an executive and a board member of biotechnology and pharmaceutical companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Board has determined that all of our directors, other than Mr. Love, qualify as independent directors in accordance with The Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules or the Nasdaq Listing Rules. Mr. Love is not considered independent by virtue of his position as our President and Chief Executive Officer. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, our board of directors has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

LEADERSHIP STRUCTURE OF THE BOARD

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer. The Board has concluded that our current leadership structure is appropriate at this time. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

COMMUNICATIONS FROM STOCKHOLDERS

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Historically, the Company has not provided a formal process related to stockholder communications with the Board because it has not been determined to be necessary to facilitate stockholder communications. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

ROLE OF BOARD IN RISK OVERSIGHT PROCESS

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our Audit

Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. As required under applicable Nasdaq listing standards, in fiscal 2020, the Company’s independent directors met regularly in executive sessions at which only independent directors were present. The Company does not have a formal policy requiring the members of our Board of Directors to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its committees, which can be found in the “Corporate Governance” section of our corporate website at https://ir.annexonbio.com/corporate-governance/governance-overview. The Board also establishes other committees as it deems necessary or appropriate from time to time.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

Our Audit Committee currently consists of Mr. Satter, Ms. Choi and Dr. Sun. The chair of our Audit Committee is Mr. Satter. Previously in fiscal 2020, our Audit Committee consisted of Mr. Satter, Dr. Gallagher and Dr. Sun; Dr. Gallagher retired from the Board on February 5, 2021. Our Board has determined that all members are, and prior to her retirement on February 5, 2021, Dr. Gallagher was, independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that Mr. Satter is an Audit Committee financial expert as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our Audit Committee can, and prior to her retirement on February 5, 2021, Dr. Gallagher could, read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Specific responsibilities of our Audit Committee include:

•	appointing our independent registered public accounting firm;

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	reviewing and approving the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•

reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	retaining the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discussing with management on a periodic basis, or as appropriate, policies and procedures with respect to risk assessment and risk management;

•	consulting with management to establish procedures and internal controls relating to cybersecurity;

•	reviewing and approving all related party transactions on an ongoing basis;

•	establishing procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;

•

investigating any reports received through the ethics helpline and reports to the board of directors periodically with respect to any information received through the ethics helpline and any related investigations; andreviewing the Audit Committee charter and the Audit Committee’s performance on an annual basis.

The Audit Committee met four times in 2020.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Mr. Muneer Satter
Ms. Jung Choi
Dr. Ricky Sun

Compensation Committee

Our Compensation Committee currently consists of Mr. Wiggans, Dr. Carson, Ms. Choi and Dr. Sun. Previously in fiscal 2020, our Compensation Committee consisted of Mr. Wiggans, Dr. Cunningham and Dr. Sun; Dr. Cunningham retired from the Board on February 25, 2021. The chair of our Compensation Committee is Mr. Wiggans. Our Board has determined that all members are, and prior to his retirement on February 25, 2021, Dr. Cunningham was, independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of the Compensation Committee include:

•	reviewing and approving the compensation and other terms of employment of our chief executive officer, and other executive officers;

•	reviewing and recommending to the Board the corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the Board the compensation paid to our directors;

•

evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing general policies with respect to the compensation and benefits of our employees, including our overall compensation philosophy;

•

to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.

The Compensation Committee met four times in 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or on our Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Satter and Mr. Wiggans. Previously in fiscal 2020, our Compensation Committee consisted of Mr. Satter, Dr. Gallagher and Dr. Young; Dr. Gallagher and Dr. Young retired from the Board on February 5, 2021. The chair of our Nominating and Corporate Governance Committee is Mr. Satter. Our board of directors has determined that all members of the Nominating and Corporate Governance Committee are, and prior to their retirements on February 5, 2021, Dr. Gallagher and Dr. Young were, independent under the Nasdaq Listing Rules.

The Nominating and Corporate Governance Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. In 2020, Spencer Stuart was retained to assist in the search for qualified candidates. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and making recommendations to our board of directors concerning governance matters.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Jennifer Lew, Corporate Secretary, Annexon, Inc., 180 Kimball Way, Suite 200, South San Francisco, CA 94080. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

The Nominating and Corporate Governance Committee did not meet in 2020.

Board Diversity

Our Nominating and Corporate Governance Committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	professional and academic experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	ability to devote the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable;

•	background, gender, age and ethnicity;

•	conflicts of interest; and

•	ability to make mature business judgments.

Our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics is posted on our website at www.annexonbio.com. Any substantive amendment to, or waiver of, a provision of the code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be disclosed on our website.

ANTI-HEDGING POLICY

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG has served as the Company’s auditor since 2016. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person, or by remote communication, or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, by KPMG LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended 2020	Fiscal Year Ended 2019
Audit Fees(1)	$1,397,800	$1,078,067
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,397,800	$1,078,067

(1)

Includes $721,327 and $456,616 of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the years ended 2020 and 2019, respectively. In addition the audit fees include $676,473 and $621,451 of fees for professional services rendered in connection with our IPO for the years ended 2020 and 2019, respectively.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.

In connection with the audit of the 2020 financial statements, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 5, 2021 by:

(i) each of our directors and named executive officers;

(ii) all executive officers and directors of the Company as a group; and

(iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 5, 2021. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options currently exercisable or exercisable within 60 days of April 5, 2021 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 38,240,150 shares of our common stock outstanding at April 5, 2021. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Annexon, Inc., 180 Kimball Way, Suite 200, South San Francisco, California 94080.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Greater than 5% Stockholders:
Redmile Group, LLC.(1)	3,448,030	9.0%
Entities affiliated with Bain Capital Life Sciences Investors, LLC.(2)	3,241,628	8.5%
Clarus Lifesciences III, L.P.(3).	2,730,635	7.1%
Entities affiliated with New Enterprise Associates(4)	2,495,687	6.5%
FMR LLC(5)	2,200,886	5.8%
Citadel Multi-Strategy Equities Master Fund Ltd.(6)	2,136,115	5.6%
Novartis Bioventures Ltd.(7)	2,107,244	5.5%
Eventide Asset Management, LLC(8)	2,004,616	5.2%
Trusts and Other Entities affiliated with Muneer A. Satter(9)	1,954,978	5.1%
Named Executive Officers and Directors:
William H. Carson(10)	1,666	*
Jung E. Choi(11)	8,323	*
Douglas Love, Esq.(12)	723,689	1.9%
Michael Overdorf(13)	7,187	*
Muneer A. Satter(14)	1,954,978	5.1%
Ricky Sun(15)	—	*
Thomas G. Wiggans(16)	19,970	*
Ted Yednock(17)	195,936	*
All executive officers and directors as a group (10 persons)(18)	3,126,813	7.9%

*	Represents beneficial ownership of less than 1%.
(1)

Based solely upon a Schedule 13G filed with the SEC on February 16, 2021. Consists of 3,448,030 shares of common stock directly held by Redmile Biopharma Investments II, L.P. Redmile Group, LLC is the investment manager to Redmile Biopharma Investments II, L.P. and, in such capacity, exercises shared voting and dispositive power over the securities held by Redmile Biopharma Investments II, L.P. and may be deemed to beneficially own such securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and as such shares voting and dispositive power over the securities held by Redmile Biopharma Investments II, L.P. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these securities, except to the extent of its or his pecuniary interest in such securities, if any. The address for each of the above person and entities is Letterman Digital Arts Center, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.
(2)

Based solely upon a Schedule 13G filed with the SEC on February 16, 2021. Consists of (i) 2,940,627 shares of common stock directly held by Bain Capital Life Sciences Fund, L.P. (“BCLS”) and (ii) 301,001 shares of common stock directly held by BCIP Life Sciences Associates, LP (“BCIPLS,” and together with BCLS, the “Bain Capital Life Sciences Entities”). Bain Capital Life Sciences Investors, LLC (“BCLSI”), whose managers are Jeffrey Schwartz and Adam Koppel, is the general partner of Bain Capital Life Sciences Partners, LP (“BCLSP”), which is the general partner of BCLS. Boylston Coinvestors, LLC is the general partner of BCIPLS. BCLSI governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, each of BCLSI, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Life Sciences Entities. The address of the Bain Capital Life Sciences Entities is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, Massachusetts 02116.

(3)

Based solely upon a Schedule 13D filed with the SEC on August 7, 2020. Consists of 2,730,635 shares of common stock directly held by Clarus Lifesciences III, L.P. Clarus Ventures III GP, L.P. is the sole general partner of Clarus Lifesciences III, L.P. Blackstone Clarus III L.L.C. is the sole general partner of Clarus Ventures III GP, L.P. The sole member of Blackstone Clarus III L.L.C. is Blackstone Holdings II L.P. The sole general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by Clarus Lifesciences III, L.P., but each (other than Clarus Lifesciences III, L.P.) disclaims beneficial ownership of such shares. The address for Clarus Lifesciences III, L.P. is 101 Main Street, Suite 1210, Cambridge, Massachusetts 02142.

(4)

Based solely upon a Schedule 13G filed with the SEC on February 12, 2021. Consists of 2,495,687 shares of common stock directly held by New Enterprise Associates 15, L.P. (“NEA 15”). The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (“NEA Partners 15”), which is the sole general partner of NEA 15, NEA 15 GP, LLC (“NEA 15 LLC”), which is the sole general partner of NEA Partners 15, and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the “NEA 15 Managers”) are Forest Baskett, Anthony A. Florence, Jr., Mohamad H. Makhzoumi, Joshua Makower, Scott D. Sandell and Peter Sonsini. NEA Partners 15, NEA 15 LLC and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by NEA 15. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for the above referenced entities is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(5)

Based solely upon a Schedule 13G filed with the SEC on February 8, 2021. Consists of 2,200,886 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. FMR LLC has sole voting power with respect to 381,971 shares and sole dispositive power with respect to all of the shares. FMR LLC is a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor

Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management and Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(6)

Based solely upon a Schedule 13G/A filed with the SEC on February 16, 2021. Consists of (i) 2,095,333 shares of common stock directly held by Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”) and (ii) 40,782 shares of common stock directly held by CRBU Holdings LLC (“CRBH”). Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors, and Citadel GP LLC (“CGP”) is the general partner of CAH. CALC IV LP (“CALC4”) is the non-member manager of CRBH, and Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and CSGP, and may be deemed to share voting and dispositive power over the shares. The address for Citadel and CRBH is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(7)

Based solely upon a Schedule 13G filed with the SEC on January 29, 2021. Consists of 2,107,244 shares of common stock directly held by Novartis Bioventures Ltd. The board of directors of Novartis Bioventures Ltd. has sole voting and investment control and power over such securities. None of the members of its board of directors has individual voting or investment power with respect to such securities and each disclaims beneficial ownership of such securities. Novartis Bioventures Ltd. is a Swiss corporation and an indirectly owned subsidiary of Novartis AG. The address for Novartis Bioventures Ltd. is Lichtstrasse 35, 4056 Basel, Switzerland.

(8)

Based solely upon a Schedule 13G filed with the SEC on February 12, 2021. Consists of 2,004,616 shares of common stock beneficially owned by Eventide Asset Management, LLC, by virtue of being the investment adviser to registered investment companies. All of the shares of common stock are held by the Eventide Healthcare & Life Sciences Fund. The address for Eventide Asset Management, LLC is One International Place, Suite 4210, Boston, Massachusetts 02110.

(9)

Based solely upon a Schedule 13G filed with the SEC on February 12, 2021. Consists of (i) 240,000 shares of common stock directly held by the Muneer A. Satter Revocable Trust for which Mr. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares, (ii) 567,240 shares of common stock directly held by various other trusts and other entities for which Mr. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares, and (iii) 1,147,738 shares of common stock directly held by Satter Medical Technology Partners, L.P., for which Mr. Satter has sole voting and dispositive power over all such shares. Mr. Satter disclaims beneficial ownership of all shares included in clauses (ii) and (iii) of this footnote (9), except to the extent of his pecuniary interest. The address of the Satter investors is c/o Satter Management Co., L.P., 676 North Michigan Avenue, Suite 4000, Chicago, Illinois 60611.

(10)	Consists of 1,666 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(11)	Consists of 8,323 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(12)	Consists of (i) 15,102 shares of common stock and (ii) 708,587 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(13)	Consists of 7,187 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(14)	Consists of the shares described in footnote (9) above.
(15)	Does not include the shares of common stock held by the Bain Capital Life Sciences Entities described in footnote (2) above. Ricky Sun is a Partner of Bain Capital Life Sciences, LP.
(16)	Consists of 19,970 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(17)	Consists of (i) 16,175 shares of common stock and (ii) 179,761 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 5, 2021.
(18)

Consists of (i) 1,997,250 shares of common stock held by our current directors and executive officers and (ii) 1,129,563 shares of common stock that may be acquired by our current directors and executive officers pursuant to the exercise of stock options within 60 days of April 5, 2021.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 5, 2021.

Name	Age	Position(s)
Douglas Love, Esq.	53	President and Chief Executive Officer
Sanjay Keswani, MBBS, FRCP.	51	EVP & Chief Medical Officer
Jennifer Lew.	48	EVP & Chief Financial Officer
Michael Overdorf	51	EVP & Chief Business Officer
Ted Yednock, Ph.D	63	EVP & Chief Scientific Officer

Sanjay Keswani, MBBS, BSc, FRCP has served as our Executive Vice President and Chief Medical Officer since June 2019. Prior to that, Dr. Keswani was Chief Executive Officer at Rheos Medicines, Inc., a privately-held biopharmaceutical company, from September 2018 to June 2019. From June 2015 to September 2018, Dr. Keswani was Senior Vice President & Global Head of Neuroscience, Ophthalmology and Rare Diseases for the Roche Pharma Research and Early Development division of F. Hoffmann-La Roche Ltd., a publicly-held pharmaceutical company. Prior to Roche, he was Vice President, Exploratory and Clinical Translational Research at Bristol-Myers Squibb Company, a publicly-held pharmaceutical company, where he was responsible for multiple therapeutic areas including Immunology, Neuroscience, Rare Diseases, Fibrosis and Virology from March 2011 to June 2015. Prior to joining Bristol-Myers Squibb, Dr. Keswani held research and development leadership roles at Eli Lilly & Company, a publicly-held pharmaceutical company, and Amgen Inc., a publicly-held biopharmaceutical company, and also served as Assistant Professor in Neurology at Johns Hopkins University. Dr. Keswani received his MBBS in medicine at St. Bartholomew’s Hospital, London and completed his medical residency in Neurology and fellowships in Neuroimmunology and Neurophysiology at Johns Hopkins University School of Medicine. In addition, Dr. Keswani received a first class honors degree from St. Mary’s Hospital, London in Pathology & Basic Medical Sciences (Immunology) and was elected as a Fellow of the Royal College of Physicians.

Jennifer Lew has served as our Executive Vice President and Chief Financial Officer since June 2019. Previously, from October 2013 to May 2019, Ms. Lew held various roles at Aduro Biotech, Inc., a publicly-held immunotherapy company, most recently as Chief Financial Officer. Prior to that, Ms. Lew held various roles at Dynavax Technologies Corporation, a publicly-held biopharmaceutical company, from 2004 to October 2013, most recently as Vice President of Finance and Principal Accounting Officer, where she oversaw accounting and finance operations. Prior to joining Dynavax, Ms. Lew held positions as Assistant Controller and Director of Finance at QRS Corporation, a publicly-held technology company, from 2000 to 2004. Ms. Lew was a member of the audit practice at Ernst & Young LLP from 1994 to 1999. She received a B.A. in Economics/Accounting and Government from Claremont McKenna College and is a Certified Public Accountant (inactive).

Michael Overdorf has served as our Executive Vice President and Chief Business Officer since July 2020. Prior to joining Annexon, from 2001 to July 2020, Mr. Overdorf held various executive leadership roles at Eli Lilly & Company, a publicly-held pharmaceutical company, most recently in Corporate Business Development and Corporate Strategy where he led teams focused on accessing innovative medicines and led the development and execution of the company’s global strategy. Mr. Overdorf also served as a Global Biologics Platform Team Leader, leading two Phase 3 clinical development teams working on biologic molecules targeting autoimmune diseases and as the Chief Operating Officer of the Bio-Medicines Business Unit of Lilly. Mr. Overdorf also held multiple commercial leadership roles at Lilly, including Chief Marketing Officer of the United Kingdom and General Manager of the Czech & Slovak Republics. Mr. Overdorf is an adjunct lecturer in Medicine in the Division of Clinical Pharmacology at the Indiana University School of Medicine. Mr. Overdorf received a B.A. in Economics from Wabash College and an M.B.A. from Harvard Business School.

Ted Yednock, Ph.D. has served as our Executive Vice President and Chief Scientific Officer since November 2013. Previously, Dr. Yednock was Chief Scientific Officer for Prothena Corporation plc, a publicly-held biotechnology company spun out from Elan Pharmaceuticals, Inc., until 2013, and served in several roles of increasing responsibility from 1996 to 2013 at Elan Pharmaceuticals, Inc., a biopharmaceutical company, including Head of Global Research from 2007 to 2013. From 1990 to 1996, Dr. Yednock was a Scientist at Athena Neurosciences, Inc., a privately-held pharmaceutical company. While at Athena, he was the scientific inventor of Tysabri®, a monoclonal antibody for the treatment of multiple sclerosis. In addition to his work in multiple sclerosis, Dr. Yednock has contributed to the invention or progression of numerous drugs in the areas of Alzheimer’s disease, Parkinson’s disease, amyloidosis, rheumatoid arthritis, psoriasis and Crohn’s disease. Dr. Yednock received his B.S. in biology and chemistry from the University of Illinois and his Ph.D. in anatomy and cell biology from the University of California, San Francisco.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below.

As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers. For 2020, our named executive officers are:

•	Douglas Love, Esq., our President and Chief Executive Officer;

•	Ted Yednock, our Executive Vice President and Chief Scientific Officer; and

•	Michael Overdorf, our Executive Vice President and Chief Business Officer.

Mr. Overdorf commenced employment with us effective July 20, 2020.

2020 Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation	Total ($)
Douglas Love
President and Chief Executive Officer	2020	445,960	3,892,794	263,708	—	4,602,462
	2019	395,520	2,841,570	151,150	—	3,388,240
Ted Yednock
EVP & Chief Scientific Officer	2020	364,275	1,813,082	161,158	—	2,338,515
Michael Overdorf(3)
EVP & Chief Business Officer	2020	153,472	3,103,792	55,607	—	3,312,871

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal year computed in accordance with the provisions of ASC-718. The assumptions that we used to calculate these amounts are discussed in Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. These amounts may not reflect the actual economic value that will be realized by the named executive officer upon the exercise of the stock options or the sale of the common stock issued upon such exercise.

(2)

Amounts in the “Non-equity Incentive Plan Compensation” column for 2020 represent amounts earned by our named executive officers under our 2020 performance-based cash bonus program based on the achievement of pre-established corporate goals.

(3)	Mr. Overdorf commenced employment with us effective July 20, 2020.

Outstanding Equity Awards at December 31, 2020

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2020.

	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Douglas Love	12/12/2014(2)	139,038	—	$1.41	1/22/2025
	6/8/2016(2)	36,050	—	$1.85	8/11/2026
	8/11/2016(2)	108,399	—	$1.85	8/11/2026
	12/12/2018(1)	268,922	268,922	$5.11	1/22/2029
	6/29/2020(1)	51,787	362,514	$13.30	6/29/2030
Ted Yednock	12/12/2014(2)	55,615	—	$1.41	1/22/2025
	6/8/2016(2)	43,359	—	$1.85	8/11/2026
	8/11/2016(2)	3,080	—	$1.85	8/11/2026
	12/12/2018(1)	35,152	35,152	$5.11	1/22/2029
	6/29/2020(1)	24,120	168,842	$13.30	6/29/2030
Michael Overdorf	7/23/2020(3)	—	242,905	$17.00	7/23/2030

(1)	The option vests as to 1/48th of the shares in monthly installments measured from the vesting commencement date, subject to continued service to us through the vesting date.
(2)	The option is fully vested.
(3)

Twenty-five percent of the shares subject to the option will vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter, subject to continued service to us through the vesting date.

2020 Base Salaries

Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

In March 2020, the base salaries for Mr. Love and Dr. Yednock were increased to $411,684 and $352,871 respectively, reflecting a merit increase of 3.5% over their respective 2019 annual base salaries. In connection with our initial public offering in July 2020, Mr. Love’s annual base salary was further increased from $411,684 to $502,300, and Dr. Yednock’s annual base salary was further increased from $352,871 to $387,400. Mr. Overdorf’s 2020 base salary was set at $340,000 in connection with his commencement of employment in July 2020.

2020 Annual Performance Based Cash Bonus

We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2020. Each of our named executive officers’ target bonus is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. The 2020 annual bonuses for Mr. Love, Dr. Yednock and Mr. Overdorf were targeted at 50%, 40% and 40% of their respective base salaries.

For 2020, our named executive officers were eligible to earn annual cash bonuses based on the achievement of certain corporate goals reviewed by the Compensation Committee and approved by the Board. For 2020, the Board set corporate performance goals focused on research, clinical development and business enabling activities. Each goal was defined by specific performance objectives and carried a corresponding weighting, such that the corporate goals could be achieved at up to 115% of target. In the case of our named executive officers other than our Chief Executive Officer, annual bonuses were also based on individual achievement, with corporate achievement weighted 80% and individual achievement weighted 20%.

In early 2021, the Compensation Committee reviewed and the Board approved the achievement of our 2020 corporate goals at 105% and individual achievement of 100% for each of Dr. Yednock and Mr. Overdorf. Mr. Overdorf’s 2020 annual bonus was prorated to reflect the partial period of his employment during 2020. The actual annual cash bonuses earned by each named executive officer based on 2020 corporate performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”.

2020 Equity Compensation

In June 2020, we granted to Mr. Love an option to purchase 414,301 shares of our common stock and to Dr. Yednock an option to purchase 192,962 shares of our common stock, each of which vests in 48 equal monthly installments from the grant date, subject to continued service. In July 2020, in connection with his commencement of employment, we granted to Mr. Overdorf an option to purchase 242,905 shares of our common stock, which vests as to 25% of the shares subject to the option on July 20, 2021 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to continued service.

Other Elements of Compensation

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; basic and supplemental life and accidental death and dismemberment insurance; and medical and dependent care flexible spending accounts.

Executive Compensation Arrangements

As of January 1, 2020, we were party to offer letters with each of Mr. Love and Dr. Yednock. In connection with our initial public offering in July 2020, we entered into new employment agreements with Mr. Love and Dr. Yednock, which supersede the terms of such offer letters. In connection with his commencement of employment with us in July 2020, we entered into an employment agreement with Mr. Overdorf. The offer letters and employment agreements generally provide for initial base salary, target bonus, initial stock option grants and certain severance benefits as described in more detail below.

Prior Offer Letters

Mr. Love’s offer letter provided that in the event that Mr. Love’s employment were terminated by us without Cause (as defined in the offer letter), then subject to his execution of a release of claims in favor of us, Mr. Love would receive severance payments equal to nine months of his then-current base salary. In addition, in the event that Mr. Love were terminated by us without Cause or resigns for Good Reason (as defined in the offer letter), in each case, within 12 months following a change in control, his initial option grants would vest in full.

Mr. Yednock’s offer letter provided that in the event that Mr. Yednock’s employment were terminated by us without Cause (as defined in the offer letter), then subject to his execution of a release of claims in favor of us, Mr. Yednock would receive severance payments equal to 4.5 months of his then-current base salary. In addition, in the event that Mr. Yednock were terminated by us without Cause or resigns for Good Reason (as defined in the offer letter), in each case, within 12 months following a change in control, his initial option grants would vest in full.

Employment Agreements

Pursuant to the employment agreements with each of our named executive officers, in the event the executive is terminated by us without Cause or resigns for Good Reason (each, as defined in the employment agreements), in each case, other than during the period commencing three months prior to and ending 12 months following a change in control, the executive will receive (i) a lump sum cash payment equal to nine months of base salary, in the case of our executive vice presidents, or 12 months of base salary, in the case of our CEO, and (ii) payment or reimbursement of COBRA premiums for nine months, in the case of our executive vice presidents, or 12 months, in the case of our CEO. In the event the executive is terminated without Cause or resigns for Good Reason, in each case, during the period commencing three months prior to and ending 12 months following a change in control, the executive will receive (i) a lump sum cash payment equal to 12 months of base salary plus the executive’s target annual bonus, in the case of our executive vice presidents, or 18 months of base salary plus 1.5 times the executive’s target annual bonus, in the case of our CEO, (ii) payment or reimbursement of COBRA premiums for 12 months, in the case of our executive vice presidents, or 18 months, in the case of our CEO, and (iii) and full acceleration of all unvested equity awards. The foregoing severance payments and benefits are subject to the executive’s execution of a release of claims in favor of us.

For purposes of our named executive officers’ offer letters and employment agreements:

“Cause” means (i) the executive’s failure to perform the executive’s assigned duties or responsibilities as an officer of us (other than a failure resulting from the executive’s disability) after notice thereof from us describing the executive’s failure to perform such duties or responsibilities, (ii) the executive’s engaging in any act of dishonesty, fraud or misrepresentation, (iii) the executive’s violation of any federal or state law or regulation applicable to our business or our affiliates, (iv) the executive’s breach of any confidentiality agreement or invention assignment agreement between the executive and us (or any affiliate of us), or (v) the executive’s commission of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude; and

“Good Reason” for the executive to terminate the executive’s employment shall mean the occurrence of any of the following events without the executive’s consent: (i) a material reduction in the executive’s salary or benefits (excluding the substitution of substantially equivalent compensation and benefits), other than as a result of a reduction in compensation affecting our employees, or our successor entity, generally; (ii) a material diminution in the executive’s duties or responsibilities, provided however, that, a mere change in title or reporting relationship alone shall not constitute “Good Reason,” and (iii) relocation of the executive’s place of employment to a location more than 50 miles from our office location. If any of the events set forth above shall occur, the executive shall give prompt written notice of such event to us, or our successor entity, upon becoming aware of such event, and if such event is not cured within thirty (30) days from such notice the executive may exercise his or her rights to resign for Good Reason, provided that if the executive has not exercised such right within forty-five (45) days of the date of such notice the executive shall be deemed to have agreed to the occurrence of such event.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining for Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	3,909,873(2)	$10.78	3,068,033(3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,909,873	$10.78	3,068,033

(1)	Consists of the 2011 Equity Incentive Plan (the “2011 Plan”), the 2020 Incentive Award Plan (the “2020 Plan”) and the Employee Stock Purchase Plan (the “ESPP”).
(2)	Consists of 3,016,952 outstanding options under the 2011 Plan and 892,921 outstanding options under the 2020 Plan.
(3)

Includes 2,707,947 shares of common stock available for issuance under the 2020 Plan and 360,086 shares available for issuance under the ESPP as of December 31, 2020. Under the ESPP, up to 550,000 shares are issuable with respect to the purchase period in effect as of December 31, 2020, which purchase period ends on May 15, 2021. In connection with the effectiveness of the 2020 Plan in July 2020, no further grants are made under the 2011 Plan.

The number of shares of common stock reserved for issuance pursuant to equity awards under the 2020 Plan will automatically increase January 1 of each year for a period of up to ten years, commencing on January 1, 2021 and continuing through and including January 1, 2030 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the Board, provided that no more than 21,605,212 shares may be issued pursuant to the exercise of incentive stock options.

The number of shares of common stock reserved for issuance under the ESPP will increase January 1 of each year for a period of up to ten years commencing January 1, 2021 and continuing through and including January 1, 2030 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase or (ii) such number of shares as may be determined by the Board, provided that no more than 3,960,955 shares may be issued under the ESPP.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and our amended and restated bylaws, both of which will became effective on July 28, 2020, limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law, or the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession. The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding. In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors and officers. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at our request. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2020 certain information with respect to the compensation of all non-employee directors of the Company. Mr. Love receives no additional compensation for his service as a director. His compensation as our President and Chief Executive Officer is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash $	Option Awards(1) $	All Other Compensation $	Total $
Jung E. Choi(5)	17,500	341,286	—	358,786
Emmett Cunningham, M.D., Ph.D., M.P.H.(2)	20,000	—	—	20,000
Carol Gallagher, Pharm.D.(2)	23,250	—	—	23,250
Campbell Murray, M.D. (6)	—	—	—	—
Muneer A. Satter	27,000	—	—	27,000
Ricky Sun, Ph.D.	23,750	—	—	23,750
Thomas G. Wiggans(4)	22,500	82,623	—	105,123
William Young(3)	21,500	79,831	—	101,331

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of ASC 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. These amounts may not reflect the actual economic value that will be realized by the non-employee director upon the exercise of the stock options or the sale of the common stock acquired upon such exercise.

(2)	Drs. Gallagher and Cunningham retired from the Board effective February 5, 2021 and February 25, 2021, respectively.
(3)	Mr. Young held options to purchase 81,612 shares of our common stock as of December 31, 2020, of which 62,999 were vested. Mr. Young retired from the Board effective February 5, 2021.
(4)	Mr. Wiggans held options to purchase 31,745 shares of our common stock as of December 31, 2020, of which 19,686 were vested.
(5)	Ms. Choi was appointed to the Board effective June 15, 2020 and received an option grant to purchase 36,322 shares of our common stock, of which 4,540 were vested as of December 31, 2020.
(6)	Dr. Murray resigned from the Board effective July 23, 2020.

Prior to our initial public offering in July 2020, we did not maintain a formal non-employee director compensation program, but granted stock options to certain of our directors from time to time. On June 29, 2020, we granted to Mr. Young an option to purchase 9,080 shares of our common stock and Mr. Wiggans an option to purchase 9,080 shares of our common stock. Each of these options vests in full on the first anniversary of the grant date, subject to continued service through such date.

Effective on the consummation of our initial public offering, we have approved a compensation program for our non-employee directors, or the Director Compensation Program, pursuant to which non-employee directors are compensated as follows:

•	Each non-employee director receives an annual cash retainer in the amount of $35,000 per year.

•	The non-executive chair receives an additional annual cash retainer in the amount of $30,000 per year.

•

The chairperson of the Audit Committee receives additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee receives additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Audit Committee.

•

The chairperson of the Compensation Committee receives additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the compensation committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Compensation Committee.

•

The chairperson of the Nominating and Corporate Governance committee receives additional annual cash compensation in the amount of $8,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the Nominating and Corporate Governance Committee receives additional annual cash compensation in the amount of $4,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Under the Director Compensation Program, each non-employee director will automatically be granted an option to purchase 20,000 shares of our common stock upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant, and an option to purchase 10,000 shares of our common stock automatically on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant will vest in substantially equal monthly installments for three years from the date of grant, subject to continued service through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. Each Initial Grant and Annual Grant will vest in full in the event of a change in control.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

Our board of directors adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Series D Redeemable Convertible Preferred Stock Financing

In June 2020, we entered into a Series D redeemable convertible preferred stock purchase agreement with various investors, pursuant to which we issued an aggregate of 71,719,859 shares of Series D redeemable convertible preferred stock at $1.4222 per share for gross proceeds of approximately $102.0 million.

Name(1)	Series D Redeemable Convertible Preferred Stock (#)	Aggregate Cash Purchase Price ($)
Redmile Group, LLC(2)	14,062,719	19,999,999
Zone II Healthcare Holdings, LLC(3)	10,195,471	14,499,999
Entities affiliated with Bain Capital Life Sciences Investors, LLC(4)	2,812,543	3,999,999
Citadel Multi-Strategy Equities Master Fund Ltd.(5)	2,812,543	3,999,999
Satter Medical Technology Partners, L.P. (6)	2,812,543	3,999,999
Clarus Lifesciences III, L.P.(7)	2,109,407	2,999,999
New Enterprise Associates 15, L.P.(8)	2,039,094	2,899,999

(1)	For additional information regarding these stockholders and their equity holdings, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)

Redmile Biopharma Investments II, L.P. became a beneficial owner of more than 5% of our outstanding capital stock upon the closing of the Series D redeemable convertible preferred stock financing. Redmile Group, LLC is the investment manager to Redmile Biopharma Investments II, L.P.

(3)	Zone II Healthcare Holdings, LLC became a beneficial owner of more than 5% of our outstanding capital stock upon the closing of the Series D redeemable convertible preferred stock financing.
(4)

Entities affiliated with Bain Capital Life Sciences Investors, LLC beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Sun is currently, and was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Dr. Ricky Sun was designated to serve as a member of our board of directors by Bain Capital Life Sciences Fund, L.P. Dr. Sun is a partner with Bain Capital Life Sciences, LP.

(5)	Citadel Multi-Strategy Equities Master Fund Ltd. beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing.
(6)

Trusts and other entities affiliated with Muneer A. Satter beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Mr. Muneer Satter is currently, and was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Mr. Satter was designated to serve as a member of our board of directors by trusts and other entities affiliated with Mr. Satter. Mr. Satter is the founder and managing partner of Satter Medical Technology Partners, L.P. and Chairperson of Satter Investment Management LLC. Mr. Satter also manages the Satter Foundation.
(7)

Clarus Lifesciences III, L.P. beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Emmett Cunningham was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Dr. Cunningham was designated to serve as a member of our board of directors by Clarus Lifesciences III, L.P. Dr. Cunningham is a Senior Managing Director of Blackstone Life Sciences, having joined as part of its acquisition of Clarus Ventures, LLC in December 2018. Dr. Cunningham was a Managing Director at Clarus Ventures, LLC from January 2017 to November 2018.

(8)

Entities affiliated with New Enterprise Associates 15, L.P. beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Carol Gallagher was at the time of the Series D redeemable convertible preferred stock financing, a member of our board of directors. Dr. Gallagher was designated to serve as a member of our board of directors by New Enterprise Associates 15, L.P. Dr. Gallagher is a partner at New Enterprise Associates, Inc.

Initial Public Offering

In July 2020, we completed our initial public offering, which resulted in the issuance and sale of 14,750,000 shares of common stock (including 2,139,403 shares sold pursuant to the underwriters’ partial exercise of their option to purchase additional shares in August 2020) at an initial public offering price of $17.00 per share, generating net proceeds of approximately $262.4 million, after deducting underwriting discounts and other offering costs. The following table sets forth the number of shares of common stock purchased in our initial public offering by directors (and related parties thereto), officers and holders of more than 5% of our common stock:

Participants(1)	Total Shares Purchased (#)	Aggregate Purchase Price ($)
Greater than 5% Stockholders
Entities affiliated with Bain Capital Life Sciences Investors, LLC(2)	400,000	$6,800,000
Satter Medical Technology Partners, L.P.(3)	200,000	$3,400,000
Clarus Lifesciences III, L.P.(4)	200,000	$3,400,000
Officers
Jennifer Lew	2,000	$34,000

(1)	For additional information regarding these stockholders and their equity holdings, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)

Entities affiliated with Bain Capital Life Sciences Investors, LLC beneficially owned more than 5% of our outstanding capital stock at the time of the initial public offering. Dr. Sun is currently, and was at the time of the initial public offering, a member of our board of directors. Dr. Ricky Sun was designated to serve as a member of our board of directors by Bain Capital Life Sciences Fund, L.P. Dr. Sun is a partner with Bain Capital Life Sciences, LP.

(3)

Trusts and other entities affiliated with Muneer A. Satter beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the initial public offering. Mr. Muneer Satter is currently, and was at the time of the initial public offering, a member of our board of directors. Mr. Satter was designated to serve as a member of our board of directors by trusts and other entities affiliated with Mr. Satter. Mr. Satter is the founder and managing partner of Satter Medical Technology Partners, L.P. and Chairperson of Satter Investment Management LLC. Mr. Satter also manages the Satter Foundation.

(4)

Clarus Lifesciences III, L.P. beneficially owned more than 5% of our outstanding capital stock at the time of the initial public offering. Dr. Emmett Cunningham was at the time of the initial public offering, a member of our board of directors. Dr. Cunningham was designated to serve as a member of our board of directors by Clarus Lifesciences III, L.P. Dr. Cunningham is a Senior Managing Director of Blackstone Life Sciences, having joined as part of its acquisition of Clarus Ventures, LLC in December 2018. Dr. Cunningham was a Managing Director at Clarus Ventures, LLC from January 2017 to November 2018.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with, among others, holders of more than 5% of our capital stock and entities with which certain of our directors are affiliated. The holders of approximately 20,824,938 shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. The investors’ rights agreement also provides for a right of first refusal in favor of certain holders of redeemable convertible preferred stock with regard to certain issuances of our capital stock.

Voting Agreement

In June 2020, we entered into an amended and restated voting agreement with certain holders of our common stock and redeemable convertible preferred stock. Upon the conversion of all outstanding shares of redeemable convertible preferred stock into common stock in connection with our public offering in July 2020, the amended and restated voting agreement terminated.

Indemnification Agreements

We have entered into indemnification agreements with certain of our current directors and officers, and intend to enter into new indemnification agreements with each of our current directors and officers. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Jennifer Lew, Corporate Secretary, Annexon, Inc., 180 Kimball Way, Suite 200, South San Francisco, CA 94080.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Jennifer Lew, Corporate Secretary, Annexon, Inc., 180 Kimball Way, Suite 200, South San Francisco, CA 94080.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas Love
President & Chief Executive Officer

April 22, 2021

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Jennifer Lew, Annexon, Inc., 180 Kimball Way, Suite 200, South San Francisco, CA 94080

ANNEXON, INC.

180 KIMBALL WAY, SUITE 200

SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ANNX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51827-P56076	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ANNEXON, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Class I Directors to serve until the 2024 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.	☐	☐	☐

Nominees:

01) William H. Carson, M.D.
02) Muneer A. Satter

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.					☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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D51828-P56076

ANNEXON, INC.

Annual Meeting of Stockholders

June 2, 2021 9:00 A.M. Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Douglas Love and Jennifer Lew, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Annexon, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Pacific Time on June 2, 2021 virtually at www.virtualshareholdermeeting.com/ANNX2021, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side